Exhibit 10.18

EXECUTION VERSION

To:	Human Genome Sciences, Inc. 14200 Shady Grove Road Rockville, Maryland 20850-7464 Attn: James H. Davis Telephone: 301-309-8504 Email: Jim_Davis@hgsi.com

From:	Goldman, Sachs & Co. 200 West Street New York, NY 10282-2198

Re:	Additional Capped Call Transaction

Ref. No:	SDB4165352416

Date:	November 2, 2011

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and Human Genome Sciences, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement (as defined in the confirmation for the capped call Share Option Transaction with respect to the Shares between Dealer and Counterparty entered into on November 2, 2011, reference number SDB4165352420 (the “Base Capped Call Transaction”)). This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon, and in consideration for, the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to the Agreement. All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder and the Base Capped Call Transaction shall be the sole Transaction(s) under the Agreement. If, at any time, there exists any agreement (other than the Agreement) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) or 2002 ISDA Master Agreement (each, an “ISDA Master Agreement”) between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 2, 2011

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in Annex A to this Confirmation. The exercise, valuation and settlement of the Transaction will be effected separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	European

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD0.01 per share (Ticker Symbol: “HGSI”).

Number of Options:	For each Component, as provided in Annex A to this Confirmation.

Option Entitlement:	One Share per Option.

Strike Price:	USD13.33

Cap Price:	USD18.45

Premium:	The aggregate Premium for the Transaction is USD2,880,828.

Premium Payment Date:	The Effective Date

Effective Date:	November 7, 2011 or such other date as agreed by the parties.

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that, notwithstanding anything to the contrary in the Equity Definitions, if that date is a Disrupted Day, the Calculation Agent may determine that the Expiration Date for such Component is a Disrupted Day in whole or in part, in which case the Calculation Agent shall, in its reasonable discretion, determine the number of Options for which such day shall be the Expiration Date and (i) allocate the remaining Options for such Expiration Date to one or more of the remaining Expiration Dates, (ii) designate the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder as the Expiration Date for such remaining Options, or

(iii) a combination thereof, in each case the Calculation Agent shall provide email notice to Counterparty of such determination as soon as reasonably practicable; provided further that if the Expiration Date for a Component (including any portion of a Component whose Expiration Date was postponed as a result of clause (ii) or (iii) above) has not occurred as of the Final Disruption Date, (a) such Final Disruption Date shall be deemed to be the Expiration Date and Valuation Date for such Component, and (b) the Calculation Agent shall determine the Settlement Price for such Component on the basis of its good faith estimate of the trading value for the relevant Shares. Section 6.6 of the Equity Definitions shall not apply to any Disrupted Day occurring on an Expiration Date.

Final Disruption Date:	November 28, 2018

VWAP Price:	For any Expiration Date or other Exchange Business Day, the volume weighted average price of the Shares as displayed on Bloomberg Page “HGSI<equity>AQR” (or any successor page thereto) for the Counterparty with respect to the period between 9:30 a.m. to 4:00 p.m. (New York City time) on such day, as determined by Calculation Agent. If no such average price is available, or there is a Market Disruption Event on such Expiration Date or other Exchange Business Day, the Calculation Agent shall determine the VWAP Price in a commercially reasonable manner.

10b-18 VWAP Price:	For any Expiration Date or other Exchange Business Day, the Rule 10b-18 dollar volume weighted average price of the Shares based on transactions executed during such Expiration Date, as reported on Bloomberg Page “HGSI<equity>AQR SEC” (or any successor page thereto) on such day. If no such average price is available, or there is a Market Disruption Event on such Expiration Date or other Exchange Business Day, the Calculation Agent shall determine the 10b-18 VWAP Price in a commercially reasonable manner.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by (A) replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, ” and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its reasonable discretion, determines that it is prudent, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including without limitation Sections 9 or 10 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10b-18, Rule 10b-5 and Regulation 14E under the Exchange Act, and Regulation M), for Dealer to refrain from or decrease any market activity in connection with the Transaction.

Exchange Business Day; Disrupted Day:	Sections 1.29 and 6.4 of the Equity Definitions are hereby amended by adding “, unless the Calculation Agent reasonably determines that any failure of such Exchange or Related Exchange to open, or to remain open, does not have a material effect on the trading market for the Shares” following the words “regular trading sessions” in the third line thereof and the words “regular trading session” in the second line thereof, respectively.

Automatic Exercise:	Applicable; and means that the Number of Options for the relevant Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component if at such time such Component is In-the-Money, as determined by the Calculation Agent, unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur with respect to such Component, in which case Automatic Exercise will not apply with respect to such Component. “In-the-Money” means, in respect of any Component, that the Settlement Price on the Expiration Date for such Component is greater than the Strike Price for such Component.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6 below.

Settlement Terms:

Settlement Method Election:	Applicable; provided that (a) Section 7.1 of the Equity Definitions is hereby amended by replacing the term “Physical Settlement” with the term “Net Share Settlement or Combination Settlement”, (b) Counterparty must make a single irrevocable election for all Components, (c) such Settlement Method Election would be effective only if Counterparty represents and warrants to Dealer in writing on the date of such Settlement Method Election that none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares as of such date, (d) Counterparty’s Settlement Method Election shall correspond to the “settlement method” (as defined in the indenture for the 3.00% Convertible Senior Notes due November 15, 2018 (the “Convertible Notes” and such indenture, the ”Indenture”)) elected by Counterparty with respect to the Convertible Notes such that (x) “physical settlement” or “combination settlement“ with a “specified dollar amount” (each, as defined in the Indenture) equal to or less than $1,000 with respect to the Convertible Notes shall mean that Net Share Settlement applies to the Transaction, (y) “cash settlement“ (as defined in the Indenture) shall mean that Cash Settlement applies to the Transaction, and (z) “combination settlement“ with a “specified dollar amount” greater than $1,000 with respect to the Convertible Notes shall mean that Combination Settlement applies to the Transaction, and (d) if the Settlement Method Election is “Combination Settlement”, Counterparty shall provide the Cash Percentage in the notice pursuant to Section 7.1 of the Equity Definitions; provided that if Counterparty fails to provide such Cash Percentage then the Default Settlement Method shall apply.

Electing Party:	Counterparty

Settlement Method Election Date:	The fifth Scheduled Trading Day prior to the scheduled Expiration Date for the first Component.

Default Settlement Method:	Net Share Settlement

Settlement Currency:	USD

Settlement Price:	For any Valuation Date, the VWAP Price for such Valuation Date, unless Net Share Settlement or Combination Settlement applies, in which case the Calculation Agent may decide in its sole discretion that the 10b-18 VWAP Price for such Valuation Date shall be the VWAP Price.

Strike Price Differential:	For any Component:

(i) if the Settlement Price on the Expiration Date for such Component exceeds the Strike Price for such Component but is less than the Cap Price for such Component, an amount equal to the excess of such Settlement Price over such Strike Price.

(ii) if the Settlement Price on the Expiration Date for such Component equals or exceeds the Cap Price for such Component, an amount equal to the excess of such Cap Price over the Strike Price for such Component; or

(iii) if the Settlement Price on the Expiration Date for such Component is less than or equal to the Strike Price for such Component, zero.

Net Share Settlement:

Settlement Date:	The Settlement Date shall be one Settlement Cycle immediately following the Expiration Date for each Component (or, in respect of all or part of its obligation to deliver the Number of Shares to be Delivered, such other earlier date or dates Dealer shall determine in its sole reasonable discretion).

Net Share Settlement:	If Net Share Settlement applies, on the Settlement Date for each Component, Dealer shall deliver to Counterparty a number of Shares equal to the Number of Shares to be Delivered for such Component to the account specified by Counterparty and cash in lieu of any fractional shares for such Component valued at the Settlement Price on the Expiration Date for such Component.

Number of Shares to be Delivered:

For any Component, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the product of the Number of Options for such Component and the Strike Price Differential divided by the Settlement Price on the Expiration Date for such Component and (ii) one minus the Cash Percentage.

Cash Settlement:

Cash Settlement Payment Date:	The Cash Settlement Payment Date shall be the third Scheduled Trading Day after the Expiration Date for each Component.

Cash Settlement:	If Cash Settlement applies, on the relevant Cash Settlement Payment Date for such Component, Dealer shall pay to Counterparty an amount equal to the Option Cash Settlement Amount for such Component to the account specified by Counterparty.
Combination Settlement:

Combination Settlement:	If Combination Settlement applies, on the Settlement Date for each Component, Dealer shall deliver to Counterparty: (i) an amount in cash equal to the product of the Option Cash Settlement Amount and the Cash Percentage (as defined below) and (ii) the Number of Shares to be Delivered, and (y) cash in lieu of any fractional shares for such Component valued at the Settlement Price on the Expiration Date for such Component, in each case, to the account(s) specified by Counterparty.

Cash Percentage:	The percentage to be specified by Counterparty in the notice delivered by Counterparty to Dealer pursuant to Section 7.1 of the Equity Definitions, which percentage shall equal (x) the amount of cash a holder of USD1,000 principal amount of Convertible Notes would receive upon conversion under the Indenture minus USD1,000 divided by (y) the cash value of the “settlement amount” (calculated using the “daily VWAP”) (each as defined in the Indenture) minus USD1,000. If Net Share Settlement applies, the Cash Percentage shall be deemed to be zero.

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii); provided, further that adjustments may be made to account for changes in volatility, expected dividends, stock loan rate and liquidity relative to the relevant Shares.

Dividends:	If at any time prior to final settlement of the Transaction, (i) Counterparty alters the amount per Share or frequency of its Ordinary Dividend Amount on the Shares or (ii) Counterparty declares any dividend other than an Ordinary Dividend Amount on the Shares, then the Calculation Agent will make such adjustments as it in good faith determines appropriate to account for the economic effect on the Transaction thereof.

Ordinary Dividend Amount:	USD0.00

Extraordinary Events:

New Shares:	In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Merger Events:	Applicable

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment; provided however, the Cap Price shall not be adjusted so that it is less than the Strike Price; provided, further, that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply.

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of all Tender Offers:	Modified Calculation Agent Adjustment; provided however, the Cap Price shall not be adjusted so that it is less than the Strike Price.

Announcement Event:	If an Announcement Event has occurred, the Calculation Agent shall have the right to determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) at a time that it deems appropriate, from the Announcement Date to the date of such determination (a “Determination Date”), and (ii) on the earlier to occur of (x) the relevant Merger Date or Tender Offer Date, as the case may be, and (y) a date on which a payment amount is determined pursuant to Sections 12.7 or 12.8 of the Equity Definitions (such earlier date, a “Final Determination Date”), from the Announcement Date or the Determination Date, as applicable, to such Final Determination Date. If any such economic effect is deemed to be material in the Calculation Agent’s sole but commercially reasonable discretion, the Calculation Agent may adjust the terms of the Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of an Announcement Date (as defined below).

Announcement Date:	The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”, (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”, (iii) inserting the words “by an entity with direct knowledge” after the word “announcement” in the second and the fourth lines thereof, (iv) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereto, (v) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereto, (vi) deleting the parenthetical in the third and the fifth line thereof, (vii) adding immediately after the words “Merger Event” in the third line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (viii) adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention).”

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date; provided, further, that Section 12.9(a)(ii)(B) of the Equity Definitions is hereby amended by (i) inserting the words “or Hedge Positions” after the word “Shares” in clause (X) thereof, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated in good faith by Hedging Party on the Trade Date”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that Section 12.9(a)(v) of the Equity Definitions is hereby modified by inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”

(e) Increased Cost of Hedging:	Applicable

(f) Loss of Stock Borrow:	Not Applicable

(g) Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer

4. Account Details:

Dealer Payment Instructions:

Chase Manhattan Bank New York
For A/C Goldman, Sachs & Co.
A/C #930-1-011483
ABA: 021-000021

Counterparty Payment / Share Delivery Instructions:	To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is: 200 West Street, New York, NY 10282-2198

The Office of Counterparty for the Transaction is: Not applicable. Counterparty is not a Multibranch Party.

6. Notices: For purposes of this Confirmation:

Address for notices or communications to Counterparty:

To:	Human Genome Sciences, Inc.
14200 Shady Grove Road
Rockville, Maryland 20850-7464
Attn:	James H. Davis
Telephone:	301-309-8504
Email:	Jim_Davis@hgsi.com

Address for notices or communications to Dealer:

To:	Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198
Attn:	Serge Marquié,
Equity Capital Markets
Telephone:	212-902-9779
Facsimile:	917-977-4253
Email:	marqse@am.ibd.gs.com

With a copy to:

Attn:	Michael Voris
Equity Capital Markets
Telephone:	212-902-4895
Facsimile:	212- 291 5027
Email:	michael.voris@gs.com

And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

7.	Representations, Warranties and Agreements:

(a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, on any Settlement Method Election Date and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(a) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) During the period starting on the Trade Date and ending on the day Dealer fully establishes its initial Hedge Positions with respect to the Transactions (the “Initial Hedge Period”), and during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”) the Shares or any securities that are convertible into, or exchangeable or exercisable for Shares shall not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than the distribution of the Convertible Notes or a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Initial Hedge Period or the relevant Settlement Period, as applicable.

(iii) On the Trade Date and during the Initial Hedge Period and during the Settlement Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)). Counterparty represents and warrants that neither it nor any affiliated purchaser has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the start of the Initial Hedge Period.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors or a duly authorized committee thereof authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vii) Counterparty represents (A) on the Trade Date and (B) on the date of any election by Counterparty of the Share Termination Alternative under Section 8(a) below, that it is not entering into this Transaction or making such election to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares hereunder in compliance with the laws of the jurisdiction of its incorporation.

(x) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order (other than state insurance holding company laws) applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement dated November 2, 2011 between Counterparty and Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC (the “Underwriting Agreement”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(xii) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b) During the Settlement Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”)) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target stockholders. Counterparty acknowledges that any such public announcement may cause Dealer to elect to treat one or more Scheduled Trading Days as Disrupted Days pursuant to the provisions of “Regulatory Disruption” above. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in subclause (c) immediately below.

(c) Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation or the Agreement must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

(d) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(e) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer and Dealer represents to Counterparty that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(f) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount,” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o),546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(g) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

(h) Counterparty hereby agrees and acknowledges that the Transaction has not been registered with the Securities and Exchange Commission or any state securities commission and that the Options are being written by Dealer to Counterparty in reliance upon exemptions from any such registration requirements. Counterparty acknowledges that all Options acquired from Dealer will be acquired for investment purposes only and not for the purpose of resale or other transfer except in compliance with the requirements of the Securities Act. Counterparty will not sell or otherwise transfer any Option or any interest therein except in compliance with the requirements of the Securities Act and any subsequent offer or sale of the Options will be solely for Counterparty’s account and not as part of a distribution that would be in violation of the Securities Act.

(i) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

8. Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (i) Dealer shall owe Counterparty, or (ii) Counterparty shall owe Dealer, any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (in the case of (i) or (ii), a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to (i) require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below), or (ii) elect to settle any Payment Obligation owed by Counterparty by the Share Termination Alternative (as defined below), by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its good faith and reasonable discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer, as applicable. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(b) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the reasonable judgment of Dealer, any Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer and the Counterparty, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its good faith reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(b) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity offerings of similar size, securities, in form and substance reasonably satisfactory to Dealer and Counterparty, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, equity offerings of similar size all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page HGSI <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method). This

Section 8(b) shall survive the termination, expiration or early unwind of the Transaction. For the avoidance of doubt, unless Counterparty elects to purchase the Hedge Shares pursuant to clause (iii) of this paragraph (c), nothing in this Confirmation shall be interpreted as requiring Counterparty to repurchase Hedge Shares or otherwise to pay any amount of cash to Dealer pursuant to this paragraph (c) and under no circumstances shall Counterparty be required to repurchase Hedge Shares or otherwise to pay any cash to Dealer pursuant to this paragraph (c), other than any cash payment required by an underwriting agreement entered into pursuant to clause (i)(A) or a private placement agreement entered into pursuant to clause (ii).

(c) Amendment to Equity Definitions. (i) The following amendment shall be made to the Equity Definitions:

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer, provided however that any reference to 15 days in Section 5(a)(vii), shall instead be a reference to 60 days.

(ii) Solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference in the Equity Definitions to a Strike Price shall be deemed to be a reference to either of the Strike Price or the Cap Price, or both, as appropriate.

(d) Repurchase Notices. Counterparty shall, at least five Scheduled Trading Days prior to effecting any repurchase of Shares or consummating or otherwise executing or engaging in any transaction or event that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture) (a “Conversion Rate Adjustment Event”), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 8.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than 8.0%). The “Notice Percentage” as of any day is the fraction (A) the numerator of which is the aggregate of the Number of Shares for all Components under the Transaction and the number of Shares underlying any other capped call transactions between Counterparty and Dealer and (B) the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(d) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider,” including without limitation any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(e) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that notwithstanding any provision of the Agreement to the contrary, Dealer may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction without the consent of Counterparty to any affiliate of Dealer of equal or better credit rating than Dealer or affiliate of Dealer whose obligations are guaranteed by the parent or holding company of Dealer, provided further that (I) if (x) Counterparty has not consented to a transfer proposed by Dealer that requires Counterparty’s consent as determined by Dealer, and (y) Dealer determines, in its commercially reasonable discretion, that such transfer would be reasonably necessary or prudent to (i) preserve Dealer’s hedging or hedge unwind activity (or anticipated hedging or hedge unwind activity) hereunder in light of existing liquidity conditions in the cash market or any other relevant market, (ii) to enable Dealer to effect transactions in Shares or cash-settled swaps in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is in compliance with applicable laws, regulations, policies and procedures applicable to Dealer or (iii) to avoid an Excess Ownership Position, or (II) if (x) any Excess Ownership Position exists and (y) Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, then in each case Dealer may designate a Scheduled Trading Day as an Early Termination Date with respect to all or a portion (the “Terminated Portion”) of the Transaction. In the event that Dealer so designates an Early Termination Date, a payment or delivery shall be made pursuant to Section 6 of the Agreement and/or Section 8(b) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. “Excess Ownership Position” means any of the following: (i) the Equity Percentage exceeds 4.0%, (ii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 8.0% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law, (iii) Dealer or any affiliate thereof owns, directly or indirectly, in excess of 4.0% of the outstanding Shares for purposes of Section 382 of the Internal Revenue Code of 1986, as determined in accordance with Treasury Regulation Section 1.382-2T(g), (h), (j) and (k) (or any successor provisions), including any ownership by application of constructive ownership rules, or (iv) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences adverse to Dealer (including that any transfer of Shares or any distribution of dividends to Dealer or any of its affiliates would be prohibited or void) under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or of any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”), beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day and (B) the denominator of which is the number of Shares outstanding on such day. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited to, the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(d) of this Confirmation or any obligations under Section 2 (regarding Extraordinary Events) or 8(b) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty as are requested and reasonably satisfactory to Dealer;

(D) Neither Dealer nor Counterparty will, as a result of such transfer and assignment, be required to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that such party would have been required to pay in the absence of such transfer and assignment;

(E) An Event of Default, Potential Event of Default or Termination Event shall not occur as a result of such transfer and assignment; and

(F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment.

(f) Staggered Settlement. (A) Upon a Settlement Method Election, if Dealer is required to deliver any Shares upon settlement, or (B) if Dealer is required, or elects, to satisfy any Payment Obligation by the Share Termination Alternative, then, in either case, Dealer may elect, on one or more occasions, to deliver to Counterparty all or any portion of the Shares or Share Termination Delivery Units, as the case may be, that Dealer would otherwise be required to deliver on the relevant Settlement Date or Share Termination Payment Date (each, a “Nominal Settlement Date”) on a date (an “Early Settlement Date”) prior to such Nominal Settlement Date, provided that:

(i) Dealer must deliver written notice to Counterparty at least three Business Days prior to such Early Settlement Date, specifying (x) such Early Settlement Date, and (y) the number of Shares or Share Termination Delivery Units that Dealer will deliver to Counterparty on such Early Settlement Date; and

(ii) the aggregate number of Shares or Share Termination Delivery Units that Dealer will deliver to Counterparty hereunder on all such Early Settlement Dates and the Nominal Settlement Date shall not be less than the number of Shares or Share Termination Delivery Units that Dealer would otherwise have been required to deliver on such Nominal Settlement Date.

For the avoidance of doubt, any such delivery by Dealer of Shares or Share Termination Delivery Units will satisfy Dealer’s obligation to deliver the number of Shares or Share Termination Delivery Units so delivered on the relevant Nominal Settlement Date. If the number of Shares, or Share Termination Delivery Units, so delivered exceeds the number of Shares required to be delivered under the Transaction, Counterparty shall promptly return the excess number of Shares, or Share Termination Delivery Units to Dealer; provided that Dealer may by notice to Counterparty elect to receive such excess number of Shares or Share Termination Delivery Units on two or more dates over a commercially reasonable period of time; provided further that Counterparty may elect in its sole discretion, in lieu of returning such excess number of Shares or Share Termination Delivery Units, to pay to Dealer an amount of cash equal to the value of such Shares or Share Termination Delivery Units, as reasonably determined by the Calculation Agent based on the Settlement Price on the Expiration Date for the relevant Component.

(g) Right to Extend. Dealer, acting in good faith and in a commercially reasonable manner, may postpone any Exercise Date, Settlement Date or Cash Settlement Payment Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options, if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s or its affiliate’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market or (ii) to enable Dealer or its affiliate to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that is or would, if Dealer or such affiliate were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and/or such affiliate; provided, however, that Counterparty shall not be required to make any payment to Dealer on account of such extension.

(h) Cross-Default. It shall be an Event of Default under the Agreement with Counterparty as the Defaulting Party if Counterparty defaults (i) in any scheduled payment of principal of any indebtedness of Counterparty or of any of its subsidiaries, aggregating more than $25.0 million in principal amount, when due and payable after giving effect to any applicable grace period or (ii) in the performance of any other term or provision of any indebtedness of Counterparty or of any of its subsidiaries in excess of $25.0 million principal amount that results in such indebtedness becoming or being declared due and payable before the date on which it would otherwise become due and payable, and such acceleration is not rescinded or annulled, or such indebtedness is not discharged, within a period of five days after there has been given, by registered or certified mail, to Counterparty by Dealer, a written notice specifying such default or defaults and stating that such notice is a “Notice of Default” and referencing this Confirmation.

(i) Notice of Event of Default. Promptly upon becoming aware of any Event of Default or Potential Event of Default where Counterparty is or would be the Defaulting Party, Counterparty will notify Dealer, specifying the nature of such Event of Default or Potential Event of Default, and will give to Dealer such other information about such Event of Default or Potential Event of Default as Dealer may reasonably require.

(j) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(k) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(l) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall not be discharged of any of its obligations to Counterparty except to the extent of actual full and final performance of its obligations to Counterparty by the designee.

(m) Set-off. The parties agree to amend Section 6 of the Agreement by replacing Section 6(f) in its entirety with the following:

“(f) Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under an Equity Contract owed to Y (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this Section 6(f).

“Equity Contract” shall mean for purposes of this Section 6(f) any transaction relating to Shares between X and Y that qualifies as ‘equity’ under applicable accounting rules.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest. This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

(n) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(o) Early Unwind. In the event the sale by Counterparty of the Convertible Notes is not consummated with the underwriters pursuant to the Underwriting Agreement for any reason by the close of business in New York on the Effective Date (or such later date as agreed upon by the parties, which in no event shall be later than November 17, 2011) (the Effective Date or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate, on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.

(p) No Waiver of Rights. (i) Without limiting Section 9(d) or (f) of the Agreement, the parties hereby agree that no payment or delivery by a party made pursuant to this Confirmation shall be presumed to preclude such party’s right under this Confirmation or the Agreement to challenge the determination of the amount of such payment or delivery obligation at a later date or be deemed to be a waiver of any Event of Default or Termination Event that exists as of the date of any such payment or delivery.

(ii) Section 9(f) of the Agreement shall be amended by the addition of the following at the end of the provision: “(1) Failure by a party to expressly reserve any right, power or privilege it has under the Agreement, and/or (2) continued performance by a party of its obligations or enjoyment of any rights under the Agreement shall not in any way undermine or prejudice the effectiveness of this Section.”

(q) The Agreement is further supplemented by the following provisions:

1. The “Automatic Early Termination” provisions of Section 6(a) will not apply to Dealer or Counterparty.

2. Netting. The provisions of Section 2(c) of the Agreement will apply, provided that each occurrence of the word “Transaction” shall be replaced with “Equity Contract” and each occurrence of the word “Transactions” shall be replaced with “Equity Contracts”, and clause (ii) of Section 2(c) shall be replaced in its entirety with “(ii) in respect of Equity Contracts”.

(r) Tax Representations and Forms. Each of Dealer and Counterparty (x) represents that for the purpose of Section 3(f) of the Agreement, it is a “U.S. Person” (as that term is used in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), and (y) for purposes of Sections 4(a)(i) and 4(a)(iii) of the Agreement, agrees to deliver U.S. Internal Revenue Service Form W-9 (A) prior to execution of the Agreement, promptly upon reasonable demand by the other party and promptly upon learning that any form or other document previously provided by either Dealer or Counterparty, as applicable, has become obsolete or incorrect.

(s) Illegality. The parties agree that for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), without regard to Section 739 of Dodd-Frank or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date on which a Transaction is entered into, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

(t) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(u) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(v) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(w) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(x) Credit Support Provider and Credit Support Document. Credit Support Provider and Credit Support Document means, in relation to either Dealer or Counterparty: None.

Yours faithfully,

GOLDMAN, SACHS & CO.

By:	/s/ Daniel Kopper
Name: Daniel Kopper
Title: Vice President

Agreed and Accepted By:

HUMAN GENOME SCIENCES, INC.

By:	/s/ David P. Southwell
Name: David P. Southwell
Title: Executive Vice President and Chief Financial Officer